Exhibit 99.1

KONTOOR BRANDS REPORTS 2024 THIRD QUARTER RESULTS; RAISES FULL YEAR OUTLOOK

Third Quarter 2024 Highlights
•Revenue of $670 million increased 2 percent compared to prior year
•Reported gross margin was 44.7 percent. Adjusted gross margin was 45.0 percent and increased 150 basis points compared to prior year on a reported basis, excluding the out-of-period duty charge in that period
•Reported EPS was $1.26. Adjusted EPS of $1.37 increased 12 percent compared to prior year on a reported basis, excluding the out-of-period duty charge in that period
•Inventory decreased 24 percent compared to prior year
•The Company repurchased $40 million of shares
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share, a 4 percent increase compared to Q2’24

Updated Full Year 2024 Financial Outlook
•Revenue is now expected to be $2.60 billion ($2.57 to $2.63 billion prior outlook)
•Adjusted gross margin is now expected to be 45.1 percent (44.8 percent prior outlook), representing an increase of 260 basis points compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Adjusted operating income is expected to be $385 million (higher end of $377 to $387 million prior outlook), representing an increase of 11 percent (10 to 11 percent prior outlook) compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted operating income includes a $6 million impact from supply chain and inventory management actions compared to the prior outlook
•Adjusted EPS is now expected to be $4.83 (approximately $4.80 prior outlook), representing an increase of 9 percent (8 percent prior outlook) compared to the prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted EPS includes an $0.08 impact from supply chain and inventory management actions compared to the prior outlook
•Cash from operations is now expected to exceed $360 million (exceed $350 million prior outlook)

GREENSBORO, N.C. - October 31, 2024 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended September 28, 2024.

“Our third quarter results exceeded expectations driven by strong execution and business fundamentals,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “The investments in our brands continue to drive market share gains, expanded distribution, category growth and new innovation platforms. Fueled by our Jeanius transformation program, momentum for the business is building, supported by increased investment capacity and capital allocation optionality that position us to deliver strong returns for stakeholders in the years ahead.”

Third Quarter 2024 Income Statement Review

Revenue was $670 million and increased 2 percent compared to the prior year. The increase was driven by growth in global direct-to-consumer and U.S. wholesale, partially offset by a decline in international wholesale revenue.

U.S. revenue was $530 million and increased 5 percent compared to the prior year. Wholesale revenue increased 5 percent driven by expanded distribution, market share gains and strength in point-of-sale, partially offset by retailer inventory management actions. Direct-to-consumer increased 5 percent driven by 9 percent growth in digital partially offset by a 2 percent decline in brick-and-mortar retail.

International revenue was $141 million, a 5 percent decrease compared to the prior year. International wholesale decreased 7 percent and direct-to-consumer was flat, with 11 percent growth in digital partially offset by a 6 percent decrease in owned brick-and-mortar retail. Europe decreased 6 percent (8 percent decrease in constant currency), with 9 percent growth in direct-to-consumer (7 percent growth in constant currency) more than offset by a 9 percent decline in wholesale (11 percent decline in constant currency). Asia increased 2 percent, with 5 percent growth in wholesale partially offset by a 7 percent decrease in direct-to-consumer. Non-U.S. Americas decreased 12 percent (6 percent decrease in constant currency).

Wrangler brand global revenue was $464 million, a 4 percent increase compared to the prior year. Wrangler U.S. revenue increased 5 percent, driven by 10 percent growth in direct-to-consumer and 5 percent growth in wholesale. Wrangler international revenue decreased 3 percent, driven by a decline in wholesale partially offset by growth in direct-to-consumer.

Lee brand global revenue was $202 million, a 3 percent decrease compared to the prior year. Lee U.S. revenue increased 1 percent driven by growth in the wholesale channel partially offset by a decline in direct-to-consumer. Lee international revenue decreased 7 percent driven by a decline in wholesale and brick-and-mortar retail, partially offset by growth in digital.

Gross margin increased 320 basis points to 44.7 percent on a reported basis and increased 150 basis points to 45.0 percent on an adjusted basis compared to prior year reported results, excluding the out-of-period duty charge in that period. Adjusted gross margin expansion was driven by the benefits from lower product costs and supply chain efficiencies, partially offset by lower pricing.

Selling, General & Administrative (SG&A) expenses were $201 million or 30.0 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $195 million, or 29.1 percent of revenue, representing an increase of 5 percent compared to the prior year on a reported basis, driven by an increase in demand creation investments, product development and distribution expenses.

Operating income was $98 million on a reported basis. On an adjusted basis, operating income was $107 million and increased 8 percent compared to the prior year on a reported basis, excluding the out-of-period duty charge in that period. Adjusted operating margin of 15.9 percent increased 80 basis points compared to the prior year on a reported basis, excluding the out-of-period duty charge in that period.

Earnings per share (EPS) was $1.26 on a reported basis. On an adjusted basis, EPS was $1.37 compared to reported EPS of $1.22 in the prior year, excluding the out-of-period duty charge in that period, representing an increase of 12 percent.

Balance Sheet and Liquidity Review

The Company ended the third quarter with $269 million in cash and cash equivalents, and $745 million in long-term debt.

Inventory at the end of the third quarter was $462 million, down 24 percent compared to the prior year.

As of the end of the third quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share, a 4 percent increase compared to the second quarter of 2024, payable on December 19, 2024, to shareholders of record at the close of business on December 9, 2024.

Consistent with a commitment to return cash to shareholders, the Company repurchased $40 million of common stock during the third quarter. When combined with the strong dividend, the Company returned a total of $68 million to shareholders during the third quarter and $168 million year-to-date. The Company has $215 million remaining under its authorized share repurchase program.

Updated 2024 Outlook

“We are raising our full year outlook driven by better-than-expected third quarter results, stronger profitability and cash generation,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “Our business is positioned to strengthen in the fourth quarter, as evidenced by accelerating revenue growth, gross margin expansion, stronger operating earnings growth and further reductions in inventory. We will continue to manage the business conservatively in light of the uncertain environment, but remain confident in our ability to drive strong returns for the balance of the year and into 2025.”

The Company’s updated 2024 outlook includes the following:

•Revenue is now expected to be $2.60 billion ($2.57 to $2.63 billion prior outlook), including fourth quarter revenue of approximately $695 million, reflecting growth of approximately 4 percent. The Company continues to expect market share gains, growth from channel and category expansion, and expanded distribution to be offset by conservative retailer inventory management and macroeconomic pressures on consumer spending around the globe.

•Adjusted gross margin is now expected to be 45.1 percent (44.8 percent prior outlook), representing an increase of 260 basis points compared to adjusted gross margin in the prior year, excluding the out-of-period duty expense in that period. Adjusted gross margin includes a 20 basis point impact from supply chain and inventory management actions compared to the prior outlook. In the fourth quarter, the Company expects adjusted gross margin to be 44.6 percent (44.3 percent prior outlook), representing an increase of 150 basis points compared to prior year adjusted gross margin, excluding the out-of-period duty expense in that period. Gross margin expansion is driven by the benefits of lower product costs, direct-to-consumer mix, and supply chain efficiencies.

•Adjusted SG&A is expected to increase 4 percent compared to adjusted SG&A in the prior year, consistent with the prior outlook. The Company will continue to invest in its brands and capabilities in support of long-term profitable growth, including demand creation, direct-to-consumer and international expansion.

•Adjusted operating income is expected to be $385 million (higher end of $377 to $387 million prior outlook), reflecting an increase of 11 percent (10 to 11 percent prior outlook) compared to adjusted operating income in the prior year, excluding the out-of-period duty expense in that period. Adjusted operating income includes a $6 million impact from supply chain and inventory management actions compared to the prior outlook. The supply chain actions, mainly expedited freight, are expected to secure inventory positions this year in support of fourth quarter and first half 2025 growth expectations. The inventory management actions are a result of the Company’s continued focus on improving the composition of its inventory and driving further reductions in inventory and increased cash flow while establishing an even stronger foundation for the business for 2025. Fourth quarter adjusted operating income is expected to be $105 million, reflecting growth of more than 20 percent.

•Adjusted EPS is now expected to be $4.83 (approximately $4.80 prior outlook), including an incremental $0.08 impact from supply chain and inventory management actions compared to the prior outlook. Excluding the out-of-period duty expense in the prior year, adjusted EPS is expected to increase 9 percent (8 percent prior outlook). In the fourth quarter, the Company expects adjusted EPS of $1.31. Full year 2024 adjusted EPS includes an approximate 5-percentage point headwind from a higher tax rate, including an approximate 25-percentage point headwind in the fourth quarter.

•Capital Expenditures are now expected to be $25 million ($35 million prior outlook).

•For the full year, the Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $32 million. Other Expense is expected to be in the range of $12 million to $14 million. Average shares outstanding are expected to be approximately 56 million, excluding the impact of any future share repurchases.

•The Company now expects cash flow from operations to exceed $360 million ($350 million prior outlook) driven by the combination of accelerated earnings growth and further reductions in inventory.

•The Company’s 2024 outlook does not reflect any material impacts from Project Jeanius.

Preliminary 2025 Outlook and Project Jeanius

•The Company expects its growth momentum to continue into 2025 driven by continued market share gains, category expansion and new distribution. Based on current visibility, the Company expects revenue growth of approximately 4 percent in the first half of 2025.

•Adjusted gross margin expansion is expected to be driven by the benefits of structural mix, supply chain initiatives, and Project Jeanius, partially offset by modest product cost inflation and the impact of ongoing supply chain volatility.

•Adjusted operating income growth is expected to outpace revenue growth driven by gross margin expansion, SG&A leverage and the benefits of Project Jeanius. The Company expects to continue to increase the rate of investment behind its growth priorities such as demand creation, category expansion, international expansion and direct-to-consumer.

•The benefits from Project Jeanius are expected to be weighted to the second half of 2025 as supply chain initiatives begin to scale. Project Jeanius is expected to provide modest SG&A benefits in the first half of 2025, with accelerating benefits in the second half driven by combined gross margin and SG&A initiatives.

•The Company expects another year of robust cash generation driven by earnings growth and improved net working capital management, providing significant capital allocation optionality.

This release refers to “adjusted” amounts from 2024 and 2023 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. Unless otherwise noted, “reported” and “constant currency” amounts are the same. As previously disclosed, third quarter 2023 results included a $13 million duty charge related to prior periods and full year 2023 results included a $14 million duty charge related to prior years. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its third quarter 2024 conference call beginning at 8:30 a.m. Eastern Time today, October 31, 2024. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2024 represent charges related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2023 represent charges in the second quarter related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, inflation, recessionary concerns and fluctuating foreign currency exchange rates, as well as continuing global supply chain issues and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; the impact of climate change and related legislative and regulatory responses; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars and shares in thousands, except per share amounts)	2024	2023	Change	2024	2023	Change
Net revenues	$670,194	$654,540	2%	$1,908,294	$1,937,672	(2)%
Costs and operating expenses
Cost of goods sold	370,684	383,075	(3)%	1,052,280	1,129,245	(7)%
Selling, general and administrative expenses	201,189	185,983	8%	598,020	564,599	6%
Total costs and operating expenses	571,873	569,058	—%	1,650,300	1,693,844	(3)%
Operating income	98,321	85,482	15%	257,994	243,828	6%
Interest expense	(11,178)	(10,454)	7%	(30,852)	(30,390)	2%
Interest income	2,965	964	208%	8,006	2,074	286%
Other expense, net	(3,335)	(3,764)	(11)%	(9,239)	(9,142)	1%
Income before income taxes	86,773	72,228	20%	225,909	206,370	9%
Income taxes	16,225	12,697	28%	44,085	44,147	—%
Net income	$70,548	$59,531	19%	$181,824	$162,223	12%
Earnings per common share
Basic	$1.27	$1.06		$3.27	$2.90
Diluted	$1.26	$1.05		$3.22	$2.85
Weighted average shares outstanding
Basic	55,421	56,151		55,655	55,962
Diluted	56,054	56,956		56,416	56,914
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2024 and September 2023 correspond to the 13-week and 39-week fiscal periods ended September 28, 2024 and September 30, 2023, respectively. References to September 2024, December 2023 and September 2023 relate to the balance sheets as of September 28, 2024, December 30, 2023 and September 30, 2023, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2024	December 2023	September 2023
ASSETS
Current assets
Cash and cash equivalents	$269,427	$215,050	$77,828
Accounts receivable, net	230,435	217,673	236,816
Inventories	461,510	500,353	605,234
Prepaid expenses and other current assets	104,855	110,808	113,186
Total current assets	1,066,227	1,043,884	1,033,064
Property, plant and equipment, net	106,842	112,045	110,399
Operating lease assets	54,638	54,812	63,114
Intangible assets, net	11,778	12,497	12,553
Goodwill	209,843	209,862	209,413
Other assets	203,795	212,339	197,387
TOTAL ASSETS	$1,653,123	$1,645,439	$1,625,930
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$—	$—
Current portion of long-term debt	—	20,000	17,500
Accounts payable	201,863	180,220	182,448
Accrued and other current liabilities	204,375	171,414	168,356
Operating lease liabilities, current	21,050	21,003	20,975
Total current liabilities	427,288	392,637	389,279
Operating lease liabilities, noncurrent	36,572	36,753	41,348
Other liabilities	87,350	80,215	79,084
Long-term debt	744,986	763,921	768,595
Total liabilities	1,296,196	1,273,526	1,278,306
Commitments and contingencies
Total equity	356,927	371,913	347,624
TOTAL LIABILITIES AND EQUITY	$1,653,123	$1,645,439	$1,625,930

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$181,824	$162,223
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29,052	27,405
Stock-based compensation	16,316	9,017
Other, including working capital changes	59,066	(51,119)
Cash provided by operating activities	286,258	147,526
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(11,841)	(21,553)
Capitalized computer software	(2,766)	(8,940)
Other	(1,858)	(837)
Cash used by investing activities	(16,465)	(31,330)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	288,000
Repayments under revolving credit facility	—	(288,000)
Repayments of term loan	(40,000)	(7,500)
Repurchases of Common Stock	(85,677)	—
Dividends paid	(83,306)	(80,719)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(1,769)	(2,506)
Other	—	(7,297)
Cash used by financing activities	(210,752)	(98,022)
Effect of foreign currency rate changes on cash and cash equivalents	(4,664)	475
Net change in cash and cash equivalents	54,377	18,649
Cash and cash equivalents – beginning of period	215,050	59,179
Cash and cash equivalents – end of period	$269,427	$77,828

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$464,107	$444,539	4%	4%
Lee	202,343	208,027	(3)%	(3)%
Total reportable segment revenues	666,450	652,566	2%	2%
Other revenues (b)	3,744	1,974	90%	90%
Total net revenues	$670,194	$654,540	2%	2%
Segment profit:
Wrangler	$97,753	$81,556	20%	20%
Lee	23,355	20,735	13%	11%
Total reportable segment profit	$121,108	$102,291	18%	18%
Corporate and other expenses	(26,307)	(20,091)	31%	31%
Interest expense	(11,178)	(10,454)	7%	7%
Interest income	2,965	964	208%	211%
Profit (loss) related to other revenues (b)	185	(482)	138%	139%
Income before income taxes	$86,773	$72,228	20%	20%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$1,302,846	$1,293,171	1%	1%
Lee	597,085	636,684	(6)%	(6)%
Total reportable segment revenues	1,899,931	1,929,855	(2)%	(2)%
Other revenues (b)	8,363	7,817	7%	7%
Total net revenues	$1,908,294	$1,937,672	(2)%	(2)%
Segment profit:
Wrangler	$260,758	$223,639	17%	16%
Lee	71,816	77,473	(7)%	(7)%
Total reportable segment profit	$332,574	$301,112	10%	10%
Corporate and other expenses	(82,745)	(65,815)	26%	26%
Interest expense	(30,852)	(30,390)	2%	2%
Interest income	8,006	2,074	286%	286%
Loss related to other revenues (b)	(1,074)	(611)	76%	76%
Income before income taxes	$225,909	$206,370	9%	9%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$464,107	$220	$464,327
Lee	202,343	(22)	202,321
Total reportable segment revenues	666,450	198	666,648
Other revenues	3,744	—	3,744
Total net revenues	$670,194	$198	$670,392
Segment profit:
Wrangler	$97,753	$61	$97,814
Lee	23,355	(266)	23,089
Total reportable segment profit	$121,108	$(205)	$120,903
Corporate and other expenses	(26,307)	15	(26,292)
Interest expense	(11,178)	—	(11,178)
Interest income	2,965	30	2,995
Profit (loss) related to other revenues	185	1	186
Income before income taxes	$86,773	$(159)	$86,614

	Nine Months Ended September 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,302,846	$(1,201)	$1,301,645
Lee	597,085	563	597,648
Total reportable segment revenues	1,899,931	(638)	1,899,293
Other revenues	8,363	—	8,363
Total net revenues	$1,908,294	$(638)	$1,907,656
Segment profit:
Wrangler	$260,758	$(459)	$260,299
Lee	71,816	(93)	71,723
Total reportable segment profit	$332,574	$(552)	$332,022
Corporate and other expenses	(82,745)	(75)	(82,820)
Interest expense	(30,852)	—	(30,852)
Interest income	8,006	(6)	8,000
Loss related to other revenues	(1,074)	1	(1,073)
Income before income taxes	$225,909	$(632)	$225,277
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Three Months Ended September
(Dollars in thousands, except per share amounts)	2024

Cost of goods sold - as reported under GAAP	$370,684
Restructuring and transformation costs (a)	(2,058)
Adjusted cost of goods sold	$368,626

Selling, general and administrative expenses - as reported under GAAP	$201,189
Restructuring and transformation costs (a)	(6,382)
Adjusted selling, general and administrative expenses	$194,807

Diluted earnings per share - as reported under GAAP	$1.26
Restructuring and transformation costs (a)	0.11
Adjusted diluted earnings per share	$1.37

Net income - as reported under GAAP	$70,548
Income taxes	16,225
Interest expense	11,178
Interest income	(2,965)
EBIT	$94,986
Depreciation and amortization	9,522
EBITDA	$104,508
Restructuring and transformation costs (a)	8,440
Adjusted EBITDA	$112,948
As a percentage of total net revenues	16.9%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2024		2023
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP

Net revenues	$670,194	$670,194	$654,540

Gross margin	$299,510	$301,568	$271,465
As a percentage of total net revenues	44.7%	45.0%	41.5%

Selling, general and administrative expenses	$201,189	$194,807	$185,983
As a percentage of total net revenues	30.0%	29.1%	28.4%

Operating income	$98,321	$106,761	$85,482
As a percentage of total net revenues	14.7%	15.9%	13.1%
Earnings per share - diluted	$1.26	$1.37	$1.05

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$373,643	$105,342	$3,577	$482,562
Non-U.S. Wholesale	51,599	65,268	—	116,867
Direct-to-Consumer	38,865	31,733	167	70,765
Total	$464,107	$202,343	$3,744	$670,194

Geographic revenues
U.S.	$406,656	$119,254	$3,744	$529,654
International	57,451	83,089	—	140,540
Total	$464,107	$202,343	$3,744	$670,194

	Three Months Ended September 2023
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$355,608	$103,564	$1,799	$460,971
Non-U.S. Wholesale	53,644	71,433	—	125,077
Direct-to-Consumer	35,287	33,030	175	68,492
Total	$444,539	$208,027	$1,974	$654,540

Geographic revenues
U.S.	$385,501	$118,352	$1,974	$505,827
International	59,038	89,675	—	148,713
Total	$444,539	$208,027	$1,974	$654,540

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended September
	2024	2023	2024 to 2023
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$406,656	$385,501	5%	5%
Lee U.S.	119,254	118,352	1%	1%
Other	3,744	1,974	90%	90%
Total U.S. revenues	$529,654	$505,827	5%	5%

Wrangler International	$57,451	$59,038	(3)%	(2)%
Lee International	83,089	89,675	(7)%	(7)%
Total International revenues	$140,540	$148,713	(5)%	(5)%

Global Wrangler	$464,107	$444,539	4%	4%
Global Lee	202,343	208,027	(3)%	(3)%
Global Other	3,744	1,974	90%	90%
Total revenues	$670,194	$654,540	2%	2%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended September
Numerator	2024	2023
Net Income	$250,595	$213,828
Plus: Income taxes	40,843	68,920
Plus: Interest income (expense), net	31,147	37,796
EBIT	$322,585	$320,544
Plus: Restructuring and transformation costs (a)	26,832	6,679
Plus: Operating lease interest (b)	1,213	1,009
Adjusted EBIT	$350,630	$328,232
Adjusted effective income tax rate (c)	15%	24%
Adjusted net operating profit after taxes	$298,309	$248,789

Denominator	September 2024	September 2023	September 2022
Equity	$356,927	$347,624	$208,099
Plus: Current portion of long-term debt and other borrowings	—	17,500	14,593
Plus: Noncurrent portion of long-term debt	744,986	768,595	824,793
Plus: Operating lease liabilities (d)	57,622	62,323	49,140
Less: Cash and cash equivalents	(269,427)	(77,828)	(58,053)
Invested capital	$890,108	$1,118,214	$1,038,572
Average invested capital (e)	$1,004,161	$1,078,393

Net income to average debt and equity (f)	22.4%	19.6%
Adjusted return on invested capital	29.7%	23.1%
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for restructuring and transformation costs and the corresponding tax impact. See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(d) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(e) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(f) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended September 2024, restructuring and transformation costs included $6.3 million related to business optimization activities and $2.1 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $2.0 million for the three months ended September 2024.
(2) During the trailing twelve months ended September 2024, restructuring and transformation costs were $26.8 million related to business optimization activities, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and reductions in our global workforce. Total restructuring and transformation costs resulted in a corresponding tax impact of $6.6 million for the trailing twelve months ended September 2024.
During the trailing twelve months ended September 2023, restructuring and transformation costs were $6.7 million net, related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model, a pension curtailment gain, other employee-related benefits and other costs. Total restructuring and transformation costs resulted in a corresponding tax impact of $1.1 million for the trailing twelve months ended September 2023.